Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in the Form SB-2 of Millenia Hope Pharmaceuticals, Inc.of our report dated September 5, 2006, on the financial statements of Millenia Hope Pharmaceuticals, Inc. as of November 30, 2005 and for the years ended November 30, 2005 and 2004 and the reference to our firm as experts in the registration statement.

/s/ Stark Winter Schenkein & Co., LLP

September 6, 2006

Denver, Colorado